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                                  Exhibit 2.1
                                  -----------

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                             NUCYCLE THERAPY, INC.
                      (formerly known as Phytotech, Inc.)


To:  The Secretary of State
     State of New Jersey


          In accordance with the provisions of Sections 14A:9-5(4) and 14A:14-26 of the New Jersey Business Corporation Act, the undersigned hereby certifies that NuCycle Therapy, Inc. (the "Corporation"), organized under the laws of the State of New Jersey on April 15, 1993 under the name Phytotech, Inc. executes the following amendment and restatement of its certificate of incorporation pursuant to the Plan of Reorganization confirmed by the United States Bankruptcy Court for the District of New Jersey on February 10, 2000:

          FIRST:  The name of the corporation is NuCycle Therapy, Inc.

          SECOND: The purpose or purposes for which the corporation is organized are to engage in any activity within the lawful business purposes for which corporations may be organized under the New Jersey Business Corporation Act.

          THIRD: The total number of shares of capital stock that the Corporation shall have authority to issue is Ten Million (10,000,000) shares, divided into Eight Million (8,000,000) shares of common stock, no par value (the "Common Stock"), and Two Million (2,000,000) shares of preferred stock, no par value (the "Preferred Stock"). The Board of Directors of the Corporation shall have the power, and is hereby authorized, to divide the authorized and unissued shares of the Corporation into classes and into series within any class or classes, to determine the designation and the number of shares of any class or series, to determine the relative rights, preferences, and limitations of the shares of any class or series, including but not limited to, the convertibility of any shares of one class or series into shares of another class or series, and to change the designation or number of shares, or the relative rights, preferences or limitations of the shares, or any theretofore established series or class, no shares of which have been issued, all to the fullest extent and in the manner provided by the New Jersey Business Corporation Act, as heretofore or hereafter amended. The number of shares of authorized Common Stock of the Corporation may be increased or decreased (but not below the number then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.

     Any and all authorized shares of the Corporation may be issued and sold in such manner, in such amounts and proportions, and for such consideration, as from time to time may be fixed

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and determined by the Board of Directors of the Corporation, and any shares, when so issued, shall be fully paid and nonassessable.

          A description of the respective classes of stock and a statement of the designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

A.   PREFERRED STOCK
     ---------------

     1.   Designation.  Of the shares of Preferred Stock which the Corporation
          -----------
is authorized to issue hereby, One Million (1,000,000) shares are hereby designated as Series A Convertible Preferred Stock (the "Series A Convertible Preferred Stock"). The preferences, limitations, voting rights, and relative rights of the Series A Convertible Preferred Stock shall be as set forth below.

     2.   Voting.  Except as may otherwise be provided herein or by law, the
          ------
holders of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded down to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holder of shares of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting, in accordance with the Bylaws of the Corporation and applicable law, and shall be entitled to vote, together with holders of shares of Common Stock, with respect to any question upon which holders of shares of Common Stock have the right to vote (including, without limitation, a vote regarding an amendment to this Amended and Restated Certificate of Incorporation to increase or decrease the number of authorized shares of Common Stock).

     3.   Dividends.  The holders of shares of Preferred Stock shall be entitled
          ---------
to receive, when and as declared by the Board of Directors of the Corporation out of funds legally available for such purpose, dividends at such rate, if any, as shall have been fixed by the Board of Directors, which dividends shall participate with dividends on shares of Common Stock on a pro rata basis, based
                                                          --- ----
on the number of shares of Common Stock held by each class of stock (assuming conversion of all such of Preferred Stock into Common Stock on the terms set forth herein) (other than a dividend payable in Common Stock or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation).

     4.   Liquidation.  Upon any liquidation, dissolution or winding up of the
          -----------
Corporation, whether voluntary or involuntary, the holders of the shares of Series A Convertible Preferred Stock shall first be entitled to be paid, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series A Convertible Preferred Stock, an amount equal to $3.00 per share plus, in the case of each share, an amount equal to all dividends unpaid thereon (whether declared or deemed declared) and any other dividends declared but unpaid thereon,

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computed to the date payment thereof is made available, such amount payable with respect to one share of Series A Convertible Preferred Stock being sometimes referred to as the "Liquidation Preference Payment" and with respect to all shares of Series A Convertible Preferred Stock being sometimes referred to as the "Liquidation Preference Payments." If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series A Convertible Preferred Stock shall be insufficient to permit payment in full to the holders of Series A Convertible Preferred Stock of the Liquidation Preference Payments, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series A Convertible Preferred Stock. Upon any such liquidation, dissolution or winding up of the Corporation, immediately after the holders of Series A Convertible Preferred Stock shall have been paid in full the Liquidation Preference Payments, the remaining net assets of the Corporation available for distribution shall be distributed ratably among the holders of Common Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date and the place where said payments shall be made, shall be given by mail, postage prepaid not less than 20 days prior to the payment date stated therein, to the holders of record of Series A Convertible Preferred
Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. Except as provided in paragraph 5M below, the consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (a "Change of Control Event"), and the sale or transfer by the Corporation of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this paragraph 4. For purposes hereof, the Common Stock shall rank on liquidation junior to the Series A Convertible Preferred Stock.

     5.   Conversions.
          -----------

          5A.  Mandatory Conversion.  Subject to the terms and conditions of
               --------------------
this paragraph 5, all shares of Series A Convertible Preferred Stock shall convert into such number of fully paid and nonassessable shares of Common Stock as is obtained by (i) multiplying the number of shares of Series A Convertible Preferred Stock so to be converted by $3.00 and (ii) dividing the result by the Conversion Price (as such term is defined in subparagraph 5D) upon the earlier of either the close of business on (a) March 30, 2001 or (b) the last business day immediately preceding the closing of a sale by the Corporation of capital stock or instruments convertible into capital stock of the Corporation that results in gross proceeds to the Corporation of at least Four Million Dollars ($4,000,000) (the "Mandatory Conversion Date"). Upon the occurrence of the Mandatory Conversion Date, the Corporation shall provide written notice to the holders of the Series A Convertible Preferred Stock instructing such holders to surrender each holders certificate or certificates representing the Series A Convertible Preferred Stock to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series A Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

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          5B.  Issuance of Certificates; Time Conversion Effected.  Promptly
               --------------------------------------------------
after the date specified in the written notice referred to in subparagraph 5A and surrender of the certificate or certificates for the share or shares of Series A Convertible Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder thereof a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Convertible Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been delivered by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series A Convertible Preferred Stock shall cease, and the holder of any such certificate or certificates for shares of Common Stock shall be deemed to have become the holder of record of the shares represented thereby.

          5C.  Fractional Shares; Dividends, Partial Conversion. No fractional
               ------------------------------------------------
shares shall be issued upon conversion of Series A Convertible Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. If any fractional share of Common Stock would, except for the provisions of the first sentence of this subparagraph 5C, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series A Convertible Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation.

          5D.  Conversion Price.  The initial conversion price with respect to
               ----------------
any share of Series A Convertible Preferred Stock shall be $3.00 (such price, or such price as last adjusted pursuant to Subparagraph 5E below, being referred to as the "Conversion Price").

          5E.  Subdivision or Combination of Common Stock.  In case the
               ------------------------------------------
Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased; provided, however, that no such adjustment to the Conversion Price shall be made with respect to the subdivision or combination of Series A Convertible Preferred Stock.

          5F.  Reorganization or Reclassification.  If any capital
               ----------------------------------
reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Convertible Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series A Convertible
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Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

          5G.  Notice of Adjustment.  Upon any adjustment of the Conversion
               --------------------
Price, then and in each such case the Corporation shall give written notice thereof, by first class mail, postage prepaid, addressed to each holder of shares of Series A Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

          5H.  Stock to be Reserved.  The Corporation will at all times reserve
               --------------------
and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series A Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series A Convertible Preferred Stock would exceed the total number of shares of Common Stock then authorized by this Amended and Restated Certificate of Incorporation.

          5I.  Reacquired Shares of Preferred Stock.  Shares of Series A
               ------------------------------------
Convertible Preferred Stock which have been issued and reacquired in any manner by the Corporation (excluding, until the Corporation elects to retire them, shares which are held as treasury shares but including shares redeemed, shares purchased and retired and shares which have been converted into shares of Common Stock) will have the status of authorized and unissued shares of Preferred Stock and may be reissued upon the approval and authority of the Board of Directors.

          5J.  Issue Tax.  The issuance of certificates for shares of Common
               ---------
Stock upon conversion of Series A Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required

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to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Convertible Preferred Stock which is being converted.

          5K.  Closing of Books. The Corporation will at no time close its
               ----------------
transfer books against the transfer of any Series A Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Convertible Preferred Stock in any amount which interferes with the timely conversion of such Series A Convertible Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

          5L.  Definition of Common Stock. As used in this paragraph 5, the term
               --------------------------
"Common Stock" shall mean and include the Corporation's authorized Common Stock, no par value, as constituted on the date of filing of these terms of the Series A Convertible Preferred Stock, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series A Convertible Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph 5F.

          5M.  Mandatory Conversion Upon Option of the Corporation. The
               ---------------------------------------------------
Corporation may convert each share of Series A Convertible Preferred Stock into shares of Common Stock, at the then applicable conversion rate and price set forth in this paragraph 5, immediately prior to the closing of a Change of Control Event. Upon the election of the Corporation to convert the Series A Convertible Preferred Stock immediately prior to the occurrence of a Change of Control Event, all shares of Series A Convertible Preferred Stock shall be converted automatically without any further action by any holder of such shares and whether or not the certificate or certificates representing such shares are surrendered to the Corporation or the transfer agent for the Series A Convertible Preferred Stock and such shares shall no longer be deemed to be outstanding; provided, however, that the Corporation shall not be obligated to issue a certificate or certificates evidencing the shares of Common Stock issuable upon such conversion unless the holder surrenders to the Corporation the certificate or certificates evidencing such shares of Series A Convertible Preferred Stock as provided in subparagraph 5B above. Holders of Series A Convertible Preferred Stock shall be entitled to payment for any fractional shares issuable upon a conversion pursuant to this subparagraph 5M in the same manner as provided in subparagraph 5C above.

     6.   Amendments.  No provision of these terms of the Series A Convertible
          ----------
Preferred Stock may be substantively amended, modified or waived without written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock.

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B.   COMMON STOCK
     ------------

     1.   Relative Rights of Preferred Stock and Common Stock.  All preferences,
          ---------------------------------------------------
voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

     2.   Voting Rights.  Except as otherwise required by law or this Amended
          -------------
and Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the Corporation for the election of directors and on all matters submitted to a vote for stockholders of the Corporation.

     3.   Dividends.  Subject to the participation rights of Preferred Stock
          ---------
under Section A, paragraph 3 above, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

     4.   Dissolution, Liquidation or Winding Up.  In the event of any
          --------------------------------------
dissolution, liquidation or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or this Amended and Restated Certificate of Incorporation, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

     5.   Redemption.  Common Stock is not redeemable.
          ----------

          FOURTH: The address of the Corporation's registered office is 1 Deer Park Drive, Monmouth Junction, New Jersey 08852, and the name of the Corporation's registered agent at such address is Burt Ensley.

          FIFTH: The number of directors constituting the current Board of Directors is three (3) and the names and addresses of the said directors are as follows:

               Burt Ensley
               1 Deer Park Drive
               Monmouth Junction, NJ 08852

               Schneur Genack
               18 East 48th Street
               Suite 1800
               New York, NY  100171

               John R. Benemann
               3434 Tice Creek Drive, #1

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               Walnut Creek, CA  94595

               Lorenzo DeLuca
               Paxton Ventures Corp.
               372 Fifth Avenue
               Apartment 10B
               New York, NY  10168

               Amy Diamond
               720 West Road
               Richmond, MA  01254

               Harch S. Gill
               10 Banff Drive
               Princeton Junction, NJ  08550

               Peter Nalen
               48 Pheasant Hill Road
               Princeton, NJ  08540

               Abraham Nechemie
               C/o Wiss & Co. LLP
               354 Eisenhower Parkway
               Livingston, NJ  07039

               Louis Padulo
               2020 Walnut Street, Apt. 32A
               Philadelphia, PA  19103

               Philip Whitcome
               99 Field Brook Road
               Madison, CT 06443

          SIXTH: A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of duty as a director or officer, except to the extent and for the duration of any period of time such personal liability may not be eliminated or limited under the New Jersey Business Corporation Act as the same exists, or may hereafter be amended.

          SEVENTH: All corporate officers, directors, employees and agents shall be indemnified to the full extent permitted by law. Such indemnification may be funded through insurance or otherwise as authorized by the Board of Directors.

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          IN WITNESS WHEREOF, the President of the above-named corporation has hereunto signed this Amended and Restated Certificate of Incorporation on the ____ day of April, 2000.


                                               NUCYCLE THERAPY, INC.


                                               By: /s/ Burt Ensley
                                                   -----------------------------
                                                   Burt Ensley
                                                   President

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